Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    -----------------------------------------


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-11 and related prospectus pertaining to the registration of 2,000,000 Priority Class A Common Shares of Hersha Hospitality Trust and subsidiaries ("HHT") and to the inclusion of our report dated March 1, 2001, on our audits of the consolidated financial statements and financial statement schedule of HHT, our report dated March 1, 2001, on our audits of the financial statements of Hersha Hospitality Management, L.P., and our report dated February 19, 1999, on the combined financial statements of the Combined Entities - Initial Hotels.

Moore  Stephens,  P.C.
Certified  Public  Accountants

New York, New York
December 28, 2001


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